THE FINOVA GROUP INC.
                         1997 MANAGEMENT INCENTIVE PLAN
                         ------------------------------

I.       PURPOSE:
         --------

The purpose of the Management Incentive Plan ("MIP") is to give key management employees an incentive to fully contribute to annual improvement of our historical operating results through effective leadership and action. By operating as efficiently and effectively as possible, The FINOVA Group Inc. and its subsidiaries (the "Company") can continue to position itself as the "low-cost producer" among its peers, a valuable competitive advantage.

II.      PARTICIPANTS:
         -------------

The Human Resources Committee of The FINOVA Group Inc. ("the Committee") is provided a list of Executive Officer participants (Securities Exchange Act of 1934 Section 16(b) insiders) at its first meeting of the year (other participants may be designated by the Chairman and Chief Executive Officer). The list includes the proposed current year target MIP percentage, target MIP award and estimated earnings for each participant. New hires, promotions, and acquisitions will increase this estimate. Terminations, demotions, deaths, retirements, disabilities, and divestitures will decrease this estimate. Some of these events may result in pro-rata awards at the same time regular awards are made at the beginning of the following year.

The target percentage for each participant is established at the beginning of each year. Target percentages are based on responsibilities and do not generally change from year to year except for promotions and adjustments resulting from market survey data.

Each participant shall prepare a list of individual objectives at the beginning of the plan year. The objectives cover financial, task, leadership, development and innovation goals. Each objective is weighted based on relative importance.

III.     FINANCIAL OBJECTIVES:
         ---------------------

Critical financial objectives are determined by appropriate senior managers of the Company. These financial objectives are then weighted.

For 1997 these objective and percentage weightings are:

         Performance Measure                      FINOVA     FINOVA
         -------------------                      ------     ------
                                                  Group      Capital
                                                  -----      -------

         Earnings Per Share from Cont. Ops.       30%
         Relative Shareholder Performance         10%
         Net income from Cont. Ops.               30%        40%
         Return on Average Equity                 30%        40%
         Average Managed Assets                              20%

The target, minimum and maximum performance level for each measurement are presented to the Committee at its first meeting of the year. Minimum performance results in 50% achievement, target performance results in 100% achievement and maximum performance results in 187% achievement with consideration given for over achievement of any measure. However, maximum pool may not exceed 187% of target pool. Performance less than minimum results in zero achievement. Other results are interpolated.

Extraordinary and unusual events will generally be excluded from results. Accruals under this Plan are added back for earnings calculations.

IV.      RELATIVE SHAREHOLDER PERFORMANCE:
         ---------------------------------

This measure is a comparison of the Company's total shareholder return ("TSR") as compared to the market TSR. TSR is the dividend yield added to the share price appreciation (depreciation). The market TSR is the lesser of the TSR for the S&P 500 or the S&P Financial Index. The measurement is based on the average of the daily high and low share price for December of the previous year and December of the plan year. The minimum performance level, which results in 50% achievement, is for the Company's TSR to equal the market TSR. The target performance level, 100% achievement, is for the Company's TSR to exceed the market TSR by 2%. The maximum performance level, 187% achievement, is for the Company's TSR to exceed the market TSR by 5% (e.g. the Company's TSR = 20%; Market TSR = 15%).

V.       MIP POOLS AND AWARDS:
         ---------------------

The target MIP Pool for the Company is the sum of each participant's target award (earnings multiplied by target percentage). The MIP pool available for the Company is the target MIP pool multiplied by the achievement level of all financial objectives (0% or 50%-187%).

At the end of the plan year, each MIP participant will be reviewed to assess their level of completion of their individual objectives. The individual objectives performance, the individual target percentage and the financial objective achievement are all considered when determining recommended awards. Individual awards may not exceed 200% of their target award. The sum of all individual awards may not exceed the MIP pool available.

An alternate MIP pool is available to The FINOVA Group Inc. participants. The pool is 25% of subsidiary pools achieved.

VI.      SPECIAL ACHIEVEMENT AWARDS AND POOLS:
         -------------------------------------

Exempt Employees. Special Achievement awards are available for exempt employees who do not have job responsibilities which allow them to be an MIP participant. The amount of each award is based on the individual's accomplishments of their objectives detailed at the beginning of the year and the achievement level of the financial objectives. The awards may be up to 15% of base earnings during the plan year for exempt employees.

Non-Exempt Employees. Special Achievement Awards are available for non-exempt employees at the sole discretion of the Company. The amount of each award may be up to 10% of plan year base earnings (excluding overtime pay). Although non-exempt employee awards are generally based upon accomplishment of certain objectives, the award is determined at the sole discretion of the Company.

Unused MIP awards are available for Special Achievement awards. However, unused Special Achievement awards are not available for MIP awards.

VII.     APPROVAL AND DISTRIBUTION:
         --------------------------

The Committee is responsible for approving any partial or full awards to Executive Officers (Section 16(b) insiders). The Chief Executive Officer of The FINOVA Group Inc. is responsible for approving all other partial or full awards. The exercise of discretion in the evaluation of executive performance and the establishment of individual awards shall be guided by this MIP, but shall not be fettered by the provisions hereof. For example, the Committee may consider matters such as extensive changes in the environment, significant increases in stockholder value while earnings are below target, and significant excess accruals from prior years.

VIII.    COMPENSATION ADVISORY COMMITTEE:
         --------------------------------

The Compensation Advisory Committee is appointed by the Chief Executive Officer of The FINOVA Group Inc. to assist in the implementation and administration of this MIP. The Compensation Advisory Committee shall propose administrative guidelines to govern interpretations of this MIP and to resolve ambiguities, if any, but will not have the power to terminate, alter, amend, or modify this MIP or any actions hereunder in any way at any time.

IX.      SPECIAL COMPENSATION STATUS:
         ----------------------------

All bonuses paid under this MIP shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of the Company.

X.       PLAN TERMINATION:
         -----------------

This MIP shall continue in effect until such time as it is canceled or otherwise terminated by action of the Committee. While it is contemplated that incentive awards for the MIP will be made, the Committee may terminate, amend, alter, or modify this MIP at any time and from time to time. The Committee shall also have the right to alter by addition or deletion, the participants in this MIP and their target awards. Participation in this MIP shall create no right to participate in any future year's plan.

XI.      EMPLOYEE RIGHTS:
         ----------------

No participant in this MIP shall be deemed to have a right to any part or share of this MIP. This MIP does not create for any employee or participant any right to be retained in service by any company, nor affect the right of any such company to discharge any employee or participant from employment.